Exhibit 99.1

For Immediate Release:

Steinway Reports Q3 2007 Results

Band Segment Sales Up 14%

WALTHAM, MA – November 8, 2007 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and nine months ended September 30, 2007.

Revenues for the third quarter increased 9% over the prior year period, led by a 14% increase in sales in the Company’s band business.  Gross profit increased $2.0 million, or 8%, as improved piano margins lessened the impact of lower band margins.  Operating profit increased 4% over the prior year.

For the quarter, the Company generated EPS of $0.35 compared to $0.12 in the prior year period.  The $0.35 EPS compares to Adjusted EPS of $0.14 in the third quarter of 2006.  Adjustments for 2006 are detailed in the attached financial tables.

Band Operations

Sales of professional trumpets and trombones continued to improve in the third quarter, leading to a 14% increase in revenues over the prior year period.  Production levels at the Company’s Elkhart brass plant remain on target, but continued costs resulting from the strike and lower levels of production of woodwind instruments led to a reduction in overall band gross margins to 19.5% from 20.7% in the comparable quarter.

For the nine-month period ended September 30, 2007, sales declined to $125.7 million, or 7%, as a result of dealer consolidation and customer inventory reduction.  Gross margins improved to 20.7% from 19.3% on improved sales mix of higher margin professional instruments and lower inventory reserve charges.

Piano Operations

Overall piano revenue increased 5% for the quarter.  Robust sales of the Company’s mid-priced pianos offset a decrease in sales of Steinway-branded instruments.  In addition, currency translation improved revenues by $1.4 million.  Led by its Essex line, the Company saw a 38% increase in worldwide shipments of mid-priced pianos for the quarter.  This more than offset a 7% decrease in worldwide shipments of Steinway grand pianos as compared to the prior year period.

Overall piano gross margins increased to 36.3% from 35.4% in the year ago period.  The margin increase can be traced to strong domestic retail sales, a mix shift toward higher margin limited edition and larger sized pianos, and favorable purchasing of the Company’s mid-priced pianos.

Year-to-date, piano revenues were up 11% to $159.3 million.  Worldwide shipments of the Company's mid-priced pianos were up 66%, more than offsetting a 7% decrease in unit shipments of Steinway grands.  For the nine-month period, gross margins improved to 36.3% from 34.3%.

Comments

“We’re pleased with our overall results this quarter,” stated CEO Dana Messina.  “Sales, gross profit and operating profit all improved versus the prior year.  Our piano business showed mixed results this quarter, but we continue to fare better than the industry as a whole.  We were disappointed by our wholesale Steinway business in the U.S. and overseas, but our domestic retail sales were up and shipments of mid-priced pianos remained strong.”

Turning to band operations, Messina said, “We’re happy to report that third quarter revenues in our band segment were back to pre-strike levels.  For the first time this year, we shipped more band instruments than in the comparable prior year period. We were pleased that production and sales of professional brass instruments increased, but the dealer consolidation we discussed earlier this year continues to affect woodwind sales.  We reduced production at our two woodwind facilities due to weaker than expected orders.”

“In the third quarter of 2006, we began hiring replacement workers for our Elkhart brass plant and the size of our production staff has more than doubled over a year ago,” noted Messina.  “We are making significant progress in product quality as well as unit output.  However, this quarter we incurred a similar amount of inefficient production expenses as last year due to the higher number of replacement workers and some additional training as we shifted our production mix from our standard models to more specialized instruments.  We need to progress further on production efficiency in our domestic manufacturing facilities to see increased margins.”

Looking at the fourth quarter, Messina commented, “The fourth quarter is the beginning of the selling season in our band business.  Although it is too early to evaluate our programs and product offerings, we expect band sales in the fourth quarter to improve over the prior year.  Looking at our piano business, the U.S. piano market remains challenging.  Our domestic inventories remain too high and our domestic production levels will need to be reduced.  Overseas, we expect our fourth quarter business to be stable.”

On yesterday’s decertification vote at the Company’s Elkhart brass facility, Messina said, “After continuous appeals and delays by the UAW, our employees have finally had an opportunity to vote.  Of the votes counted, 105 were for decertification and 63 were for retention of the union.  There are 144 challenged ballots which have not been counted.  The outcome of the vote will be determined by these ballots.  The disposition of the challenged ballots will be decided in the coming weeks by the National Labor Relations Board.  We continue to focus on producing and delivering the finest brass musical instruments in the world.  The outcome of this vote is not expected to materially affect our business going forward.”

Conference Call

Management will be discussing the Company’s third quarter results and outlook for the remainder of 2007 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:            Julie A. Theriault

Telephone:        781-894-9770

Email:               ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net sales	$99,293	$90,876	$284,982	$278,493
Cost of sales	71,202	64,831	201,086	203,307
Gross profit	28,091	26,045	83,896	75,186
	28.3%	28.7%	29.4%	27.0%

Operating expenses:
Sales and marketing	11,243	10,458	35,336	33,191
Provision for doubtful accounts	794	172	1,512	4,734
General and administrative	8,361	8,143	25,512	24,332
Amortization	196	189	588	615
Other operating expenses	262	138	1,297	253
Total operating expenses	20,856	19,100	64,245	63,125

Income from operations	7,235	6,945	19,651	12,061
Interest expense, net	2,905	2,665	7,580	8,565
Other (income) expense, net	37	(395)	(154)	7,833
Income (loss) before income taxes	4,293	4,675	12,225	(4,337)
Income tax provision (benefit)	1,285	3,707	4,634	(2,602)
Net income (loss)	$3,008	$968	$7,591	$(1,735)

Earnings (loss) per share - basic	$0.35	$0.12	$0.89	$(0.21)
Earnings (loss) per share - diluted	$0.35	$0.11	$0.88	$(0.21)
Weighted average common shares - basic	8,569	8,357	8,503	8,280
Weighted average common shares - diluted	8,683	8,430	8,641	8,280

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	9/30/2007	9/30/2006	12/31/2006
Cash	$14,988	$17,324	$30,409
Receivables, net	86,061	93,779	75,161
Inventories	167,733	151,187	154,623
Other current assets	24,311	27,957	22,485
Total current assets	293,093	290,247	282,678

Property, plant and equipment, net	94,676	95,367	95,598
Other assets	70,935	64,598	68,899
Total assets	$458,704	$450,212	$447,175

Debt	$3,369	$4,861	$4,595
Other current liabilities	56,170	53,947	61,453
Total current liabilities	59,539	58,808	66,048

Long-term debt	194,672	187,695	173,816
Other liabilities	57,165	46,310	49,310
Stockholders’ equity	147,328	157,399	158,001
Total liabilities and stockholders’ equity	$458,704	$450,212	$447,175

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 9/30/06
	GAAP	Adjustments		Adjusted
Band sales	$41,573	$—		$41,573
Piano sales	49,303	—		49,303
Total sales	90,876	—		90,876

Band gross profit	8,611	864	(1)	9,475
Piano gross profit	17,434	—		17,434
Total gross profit	26,045	864		26,909

Band GM %	20.7%			22.8%
Piano GM %	35.4%			35.4%
Total GM %	28.7%			29.6%

Operating expenses	19,100	—		19,100

Income from operations	6,945	864		7,809

Interest expense, net	2,665	—		2,665
Other (income) expense, net	(395)	—		(395)

Income before income taxes	4,675	864		5,539

Income tax provision	3,707	685	(2)	4,392

Net income	$968	$179		$1,147

Earnings per share - basic	$0.12			$0.14
Earnings per share - diluted	$0.11			$0.14
Weighted average common shares - basic	8,357			8,357
Weighted average common shares - diluted	8,430			8,430

	Nine Months Ended 9/30/06
	GAAP	Adjustments		Adjusted
Band sales	$135,398	$—		$135,398
Piano sales	143,095	—		143,095
Total sales	278,493	—		278,493

Band gross profit	26,107	2,155	(3)	28,262
Piano gross profit	49,079	—		49,079
Total gross profit	75,186	2,155		77,341

Band GM %	19.3%			20.9%
Piano GM %	34.3%			34.3%
Total GM %	27.0%			27.8%

Operating expenses	63,125	—		63,125

Income from operations	12,061	2,155		14,216

Interest expense, net	8,565	—		8,565
Other (income) expense, net	7,833	(9,674	)(4)	(1,841)

(Loss) income before income taxes	(4,337)	11,829		7,492

Income tax (benefit) provision	(2,602)	7,097	(2)	4,495

Net (loss) income	$(1,735)	$4,732		$2,997

(Loss) earnings per share - basic	$(0.21)			$0.36
(Loss) earnings per share - diluted	$(0.21)			$0.36
Weighted average common shares - basic	8,280			8,280
Weighted average common shares - diluted	8,280			8,407

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects $864 of unabsorbed overhead associated with a labor strike.

(2) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3) Reflects $130 charges relating to the step-up of inventory and $2,025 of unabsorbed overhead associated with a labor strike.

(4) Reflects loss on extinguishment of debt.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Income from Operations to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	9/30/2007	9/30/2006
Income from operations	$7,235	$6,945
Other (income) expense, net	(37)	395
Depreciation	2,430	2,417
Amortization	196	189
Non-recurring, infrequent or unusual items	—	864
Adjusted EBITDA	$9,824	$10,810

	Nine Months Ended
	9/30/2007	9/30/2006
Income from operations	$19,651	$12,061
Other (income) expense, net	154	(7,833)
Depreciation	7,251	7,430
Amortization	588	615
Non-recurring, infrequent or unusual items	—	11,829
Adjusted EBITDA	$27,644	$24,102